Exhibit 16.1

August 29, 2025

Office of Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Respected Commissioners:

We have read the statements made by Global Health Solutions Inc. dba Turn Therapeutics (the “Company”) under section ‘Changes in and Disagreements with Accountants on Accounting and Financial Disclosure’ in the Company’s Registration Statement on Form S1 dated August 29, 2025.

We agree with the statements concerning our Firm in such section of Form S1.

With respect to all other matters and information included in Form S1, we have no basis to either agree or disagree with the statements made therein.

/s/ SetApart Accountancy Corp.

Los Angeles, California